Filed Pursuant to Rule 424(b)(3)
File Number 333-133192

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement No. 2 dated July 19, 2006
to Prospectus declared effective on May 5, 2006
(Registration No. 333-133192)

FOLDERA, INC.

This Prospectus Supplement No. 2 supplements our Prospectus dated May 5, 2006 to provide information contained in our Current Report on Form 8-K, filed on May 16, 2006, a copy of which is attached hereto and incorporated herein by reference. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus. You should read this Prospectus Supplement No. 2 together with the Prospectus.

This Prospectus Supplement includes the following documents, as filed by us with the U.S. Securities and Exchange Commission:

•	Current Report on Form 8-K of Foldera, Inc. dated May 10, 2006, filed with the U.S. Securities and Exchange Commission on May 16, 2006.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “FDRA.OB.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 19, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): May 10, 2006

FOLDERA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-118799	20-0375035
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

17011 Beach Blvd.		92647
Huntington Beach, CA		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (714) 766-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR  240.13e-4(c))

CURRENT REPORT ON FORM 8-K

FOLDERA, INC.

May 15, 2006

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 10, 2006, the board of directors and holders of a majority of the outstanding shares of common stock of Foldera, Inc. approved (i) an increase in the number of authorized shares of common stock of Foldera from 100,000,000 shares to 250,000,000 shares (the “Share Increase”), and (ii) a 4-for-1 forward stock split of the outstanding shares of common stock of Foldera (the “Forward Stock Split”). Foldera amended its Articles of Incorporation (the “Amendment”) to effect the Share Increase and Forward Stock Split by filing a Certificate of Amendment with the Nevada Secretary of State on May 15, 2006, with the Forward Stock Split to be effective May 16, 2006. As a result of the Amendment, the number of outstanding shares of common stock of Foldera was increased from 25,118,330 shares to 100,445,320 shares of common stock. The Certificate of Amendment to the Articles of Incorporation is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Foldera issued a press release on May 16, 2006, announcing the Forward Stock Split, a copy of which is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Articles of Incorporation.

99.1	Press Release of Foldera, Inc., issued on May 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOLDERA, INC.

Date: May 16, 2006	By:	/s/ Reid Dabney
	Name:	Reid Dabney
	Title:	Senior Vice President and Chief Financial Officer